NEWS RELEASE
FOR IMMEDIATE RELEASE

PICO HOLDINGS, INC. ANNOUNCES RESULTS FOR THE SECOND QUARTER AND FIRST HALF OF 2010

(LA JOLLA, CALIFORNIA)—August 9, 2010—PICO Holdings, Inc. (NASDAQ: PICO) reported shareholders’ equity of $574.5 million ($25.37 per share) at June 30, 2010, compared to $578.1 million ($25.59 per share) at March 31, 2010, and $582.6 million ($25.79 per share) at December 31, 2009.  Reported book value per share attributable to PICO shareholders decreased by $0.22, or 0.9%, during the second quarter of 2010, and decreased by $0.42, or 1.6%, over the first six months of 2010.

Commenting on the year to date, PICO’s President and Chief Executive Officer, John Hart, said:

"Since 2008, Union Community Partners has invested more than $86 million to acquire and develop residential lots in selected sub-markets in the Central Valley and Central Coast of California.  This has been PICO’s largest use of capital during this period.  We identified sub-markets where the local economy and employment were resilient, and housing affordability and inventory trends were favorable, and acquired lots at a price significantly below current replacement cost in locations where demand was estimated to exceed supply within three years.  During the first half of 2010, UCP expended $17.6 million to develop its residential lot inventory, and to acquire additional lots.  As of June 30, 2010, UCP owned or controlled a total of 459 finished lots and 4,077 potential lots in various stages of entitlement.

“During the first half of 2010, Vidler Water Company added to its strategic water assets in metropolitan Phoenix, Arizona, and successfully settled litigation concerning the permitting of water rights in the Tule Desert Groundwater Basin in Nevada.

"In January, Vidler acquired approximately 126,000 acre-feet of stored water within the Phoenix, Arizona Active Management Area for $15.8 million. This stored water may be recovered and used anywhere in the Phoenix Active Management Area, and could have a variety of uses for commercial developments in the Phoenix metropolitan area. Vidler is continuing its program of purchasing additional water in Arizona and placing it in storage in the Vidler Arizona Recharge Facility, and now has more than 371,000 acre-feet of water in storage in Arizona.

"According to studies published by the Arizona Water Banking Authority and the Central Arizona Groundwater Replenishment District, in order for these entities to meet existing obligations, they must acquire new water supplies estimated to be 78,000 acre-feet annually in 2010, and anticipated to grow to 205,000 acre-feet annually in 2027. The water which Vidler currently has in storage would only satisfy a fraction of this obligation.

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"In April, Lincoln County Water District, Vidler and the Nevada State Engineer announced that they had concluded an agreement that settled all of the litigation between the parties. The Settlement Agreement resulted in Lincoln/Vidler being awarded the entire 7,240 acre-feet of water rights originally applied for in the Tule Desert Groundwater Basin. Of this total, 2,900 acre-feet of water rights are available for immediate use by Lincoln/ Vidler. The remaining 4,340 acre-feet of water rights will be subject to staged pumping and development over the next several years, to further refine the modeling of the basin and potential impacts, if any, from deep aquifer pumping in the remote, unpopulated desert valley.

"After the adverse ruling by the Nevada State Engineer in 2009, we wrote down the carrying value of the application representing the 6,844 acre-feet of water rights which was denied, by $12.4 million. The fair value of the 396 acre-feet of water rights which were awarded was estimated at approximately $4 million, which became the carrying value of our Tule Desert Groundwater Basin water rights. After the Settlement Agreement, which results in Lincoln/Vidler obtaining up to the additional 6,844 acre-feet of permitted water rights originally denied, our carrying value for our Tule Desert water rights remains only $4 million.

"At June 30, 2010, the PICO parent company and our non-insurance subsidiaries had $116 million in cash and liquid short-term investments available for additional asset purchases and acquisitions.”

On August 5, 2010, John D. Weil retired as independent and non-executive Chairman and Director.  On May 14, 2010, Mr. Weil had announced his plan to retire from the Board of Directors within six months or sooner if a successor was named before that time.

On August 5, 2010, the Board of Directors unanimously elected Ronald Langley as non-executive Chairman.  Mr. Langley has been a member of the Company’s Board of Directors since 1996 and served as Chairman from 1996-2007.

Also, on August 5, 2010, the Board of Directors unanimously elected Kristina M. Leslie as non-executive Vice Chairwoman.  Ms. Leslie has been a director of the Company since 2009.

NET BOOK VALUE
The following table is provided as a supplement to the financial statements contained in PICO’s 10-Q, to illustrate the relative size of the Company’s assets and activities.

Segment	Net Book Value	Percentage
	$ millions

Water Resource and Water Storage Operations	$230.1	40%
Real Estate Operations	142.1	25%
Insurance Operations in “Run Off”	71.6	12%
Corporate	130.7	23%
Shareholders’ Equity	$574.5	100%

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PICO Holdings, Inc.
2010 Second Quarter Results

SECOND QUARTER SEGMENT RESULTS OF OPERATIONS
PICO reported a net loss of $2.5 million ($0.11 per share) for the second quarter of 2010, compared to a net loss of $2.4 million ($0.12 per share) in the second quarter of 2009.

Our second quarter segment results of operations are:

	2010	2009
	$ thousands	$ thousands
Income (Loss) Before Taxes & Non-Controlling Interest By Operating Segment:
Water Resource and Water Storage Operations	$(1,069)	$1,121
Real Estate Operations	(775)	(1,142)
Insurance Operations in “Run Off”	2,193	1,064
Corporate	(4,477)	(7,024)
Loss Before Taxes & Non-Controlling Interest	$(4,128)	$(5,981)
Income tax benefit	867	2,783
Non-controlling interest	761	840
Net Loss	$(2,500)	$(2,358)

FIRST HALF SEGMENT RESULTS OF OPERATIONS
PICO reported a net loss of $6.6 million ($0.29 per share) for the first six months of 2010, compared to a net loss of $20.9 million ($1.08 per share) in the first six months of 2009.

Our first half segment results of operations are:

	2010	2009
	$ thousands	$ thousands
Income (Loss) Before Taxes & Non-Controlling Interest By Operating Segment:
Water Resource and Water Storage Operations	$(3,891)	$(12,796)
Real Estate Operations	(1,670)	(2,071)
Insurance Operations in “Run Off”	3,616	(5,829)
Corporate	(9,303)	(16,230)
Loss Before Taxes & Non-Controlling Interest	$(11,248)	$(36,926)
Income tax benefit	3,144	13,918
Non-controlling interest	1,542	2,144
Net Loss	$(6,562)	$(20,864)

PICO is a diversified holding company.  PICO seeks to acquire, build and operate businesses where significant value can be created from the development of unique assets, and to acquire businesses which we identify as undervalued and where our management participation in operations can aid in the recognition of the business’s fair value, as well as create additional value.

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PICO Holdings, Inc.
2010 Second Quarter Results

Our objective is to maximize long-term shareholder value.  We manage our operations to achieve a superior return on net assets over the long term, as opposed to short-term earnings.  Currently our two major businesses are Vidler Water Company, a water resource development business, and Union Community Partners, a developer of residential lots in selected California markets.  Vidler is a significant private sector owner of water resources and water storage operations in Nevada, Arizona, Idaho, Colorado, and New Mexico.  As of June 30, 2010, UCP owns or controls approximately 459 finished lots and 4,077 potential lots in various stages of entitlement, principally in the Central Coast and Central Valley of California.  Our Real Estate Operations also include Nevada Land & Resource Company, which is one of the largest private landowners in the state of Nevada.  Nevada Land owns approximately 440,000 acres of former railroad land in northern Nevada, and certain water, mineral and geothermal rights related to the property.

OTHER INFORMATION
At June 30, 2010, PICO Holdings, Inc. had a market capitalization of $678.7 million, and 22,646,937 shares outstanding.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
Statements in this press release that are “forward-looking statements” are based on current expectations and assumptions that are subject to risks and uncertainties.  Actual results could differ materially because of factors such as:  the significant and/or sustained downturn in the homebuilding industry; real estate market and equity and fixed-income markets; our water rights and the prices of water; physical, governmental and legal restrictions on water and water rights; federal and state regulation on insurers and the environment; general economic conditions; the performance of the businesses and investments in non-U.S. companies and changes to the regulations governing such non-U.S. companies; volatile fluctuations in insurance reserves; the continued service and availability of key management personnel; potential capital requirements and financing alternatives; unfavorable results of legal proceedings; and the impact of international affairs.  For further information regarding risks and uncertainties associated with our business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of our SEC filings, including our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q, copies of which may be obtained by contacting us at (858) 456-6022 or at http://investors.picoholdings.com .  We undertake no obligation to (and we expressly disclaim any obligation to) update our forward-looking statements, whether as a result of new information, subsequent events, or otherwise, in order to reflect any event or circumstance that may arise after the date of this press release.  Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

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CONTACT:                                Max Webb                                           Chief Financial Officer                                                      (858) 456-6022 ext. 216